Exhibit 10.2
CERNER CORPORATION
AIRCRAFT TIME SHARING AGREEMENT
     This Time Sharing Agreement (the Agreement), is made and entered into this 7th day of February, 2007, by and between Cerner Corporation, with a principal address of 2800 Rockcreek Parkway, North Kansas City, Missouri 64117 (Operator), and Neal L. Patterson (User).
     WITNESSETH, that
     WHEREAS, Operator operates that certain Hawker aircraft, manufacturer’s serial number 258653 bearing the United States Registration Number N203TM (the Aircraft);
     WHEREAS, Operator employs a fully qualified flight crew to operate the Aircraft; and
     WHEREAS, Operator desires to lease said Aircraft with flight crew to User and User desires to lease said Aircraft and flight crew from Operator on a time sharing basis pursuant to Section 91.501(c)(1) of the Federal Aviation Regulations (“FARs”).
     NOW THEREFORE, Operator and User declaring their intention to enter into and be bound by this Agreement, and for the good and valuable consideration set forth below, hereby covenant and agree as follows:
     1. Operator agrees to lease the Aircraft to User pursuant to the provisions of FAR 91.501(c)(1) and to provide a fully qualified flight crew for all operations on a non-continuous basis commencing on the first date set forth hereinabove and continuing unless and until terminated. Either party may terminate this Agreement by giving thirty (30) days written notice to the other party. Operator shall have the right to add or substitute aircraft of similar type, quality and equipment, and to remove aircraft from the fleet, from time to time during the term of this Agreement.
     2. User shall pay Operator for each flight conducted under this Agreement the actual expenses of each specific flight as described in FAR 91.501(d)(a)-(i), including the actual expense items of any “deadhead” flights made for User, as authorized by FAR Part 91.501(d). The expenses authorized by FAR Part 91.501(d)(a)-(i) include:
(a)	Fuel, oil, lubricants, and other additives.

(b)	Travel expenses of the crew, including food, lodging and ground transportation.

(c)	Hangar and tie down costs away from the aircraft’s base of operation.

(d)	Insurance obtained for the specific flight.

(e)	Landing fees, airport taxes and similar assessments.

(f)	Customs, foreign permit, and similar fees directly related to the flight.

(g)	In-flight food and beverages.

(h)	Passenger ground transportation.

(i)	Flight planning and weather contract services.
     3. Operator will pay all expenses related to the operation of the Aircraft when incurred, and will provide an invoice and bill User for the expenses enumerated in paragraph 2 above on the last day of the month in which any flight or flights for the account of User occur. User shall pay Operator for said expenses within fifteen (15) days of receipt of the invoice and bill therefore.
     User shall include with each payment any federal transportation excise tax due with respect to such payment, and Operator shall be responsible for collecting, reporting and remitting such tax to the U.S. Internal Revenue Service.
     4. User will provide Operator with requests for flight time and proposed flight schedules as far in advance of any given flight as possible. Requests for flight time and proposed flight schedules shall be made in compliance with Operator’s scheduling procedures and aircraft use policies. In addition to proposed schedules and flight times, User shall provide at least the following information for each proposed flight at some time prior to scheduled departure as required by the Operator or Operator’s flight crew.
(a)	proposed departure point;

(b)	destination;

(c)	date and time of flight;

(d)	the number of anticipated passengers;

(e)	the nature and extent of unusual luggage and/or cargo to be carried;

(f)	the date and time of a return flight, if any; and

(g)	any other information concerning the proposed flight that may be pertinent or required by Operator or Operators flight crew.
     5. Operator shall pay all expenses related to the ownership and operation of the Aircraft and shall employ, pay for and provide to User a qualified flight crew for each flight undertaken under this Agreement.

     6. Operator shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition which in his/her judgment would compromise the safety of the flight.
     7. In accordance with applicable Federal Aviation Regulations, the flight crew will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. User specifically agrees that the pilot in command, in his/her sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety. The parties agree that Operator shall not be liable for delay or failure to furnish the Aircraft and crew member pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God. Operator shall have sole and exclusive authority over the scheduling of the Aircraft.
     8. Operator will use reasonable efforts to provide additional insurance coverage as User shall request, provided, however: i) Operator is not required to provide such requested coverage, and ii) that the cost of such additional insurance shall be borne by User as set forth in paragraph 2(d) hereof.
     9. Each party hereto agrees to indemnify and hold harmless the other against all losses, including costs, attorneys’ fees and expenses by reason of claims by third parties for injury to or death of persons and loss of or damage to property arising out of or in any manner connected with the performance of such party’s responsibilities under this Agreement or any breach by such party of any covenant or warranty made herein. Operator and User agree that in the event either party shall be liable to the other for any reason relating to this Agreement, that under no circumstances shall the damaged party be entitled to any special or consequential damages, including but not limited to damages for lost profits, incurred by the damaged party.
     10. The Operator and User agree that Operator shall not be liable to User or any other person for loss, injury, or damage occasioned by the delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason.
     11. The risk of loss during the period when any Aircraft is operated on behalf of User under this Agreement shall remain with Operator, and Operator will retain all rights and benefits with respect to the proceeds payable under policies of hull insurance maintained by Operator that may be payable as a result of any incident or occurrence while an Aircraft is being operated on behalf of User under this Agreement. User shall be named as an additional insured on liability insurance policies maintained by Operator on the Aircraft with respect to flights conducted pursuant to this Agreement. The liability insurance policies on which User is named an additional insured shall provide that as to User coverage shall not be invalidated or adversely affected by any action or inaction, omission or misrepresentation by Operator or any other person (other than User). Any hull insurance policies maintained by Operator on any Aircraft used by User under this Agreement shall include a waiver of any rights of subrogation of the insurers against User.
     12. A copy of this Agreement shall be carried in the Aircraft and available for review upon the request of the FAA on all flights conducted pursuant to this Agreement.
     13. User warrants that:
(a)	He will use the Aircraft for and on account of his own business only, and will not use the Aircraft for the purposes of providing transportation for passengers or cargo in air commerce for compensation or hire;

(b)	During the term of this Agreement, he will abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to their operation and use of the Aircraft by a time sharing User;

(c)	He shall refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, and he shall not attempt to convey, mortgage, assign, lease or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien.
     14. Neither this Agreement nor any party’s interest herein shall be assignable to any other party. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.
     15. Nothing herein shall be construed to create a partnership, joint venture, franchise, employer-employee relationship or to create any relationship of principal and agent.
     16. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri (excluding the conflicts of law rules thereof).
     17. Neither Operator (nor its affiliates) makes, has made or shall be deemed to make or have made, and Operator (for itself and its affiliates) hereby disclaims, any warranty or representation, either express or implied, written or oral, with respect to any aircraft to be used hereunder or any engine or component thereof including, without limitation, any warranty as to design, compliance with specifications, quality of materials or workmanship, merchantability, fitness for any purpose, use or operation, airworthiness, safety, patent, trademark or copyright infringement or title.
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     IN WITNESS WHEREOF, the parties hereto have caused the signatures of their authorized representatives to be affixed below on the day and year first above written. The persons signing below warrant their authority to sign.
     TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 (FORMERLY 91.54) OF THE FEDERAL AVIATION REGULATIONS.
     (A) CERNER CORPORATION (“OPERATOR”) HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.
     (B) CERNER CORPORATION (“OPERATOR”) AGREES, CERTIFIES AND KNOWINGLY ACKNOWLEDGES THAT WHEN THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, IT SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT.
     (C) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE LOCAL FLIGHT STANDARDS DISTRICT OFFICE. OPERATOR FURTHER CERTIFIES THAT IT WILL SEND A TRUE COPY OF THIS EXECUTED AGREEMENT TO: FEDERAL AVIATION ADMINISTRATION, AIRCRAFT REGISTRATION BRANCH, ATTN: TECHNICAL SECTION, P. O. BOX 25724, OKLAHOMA CITY, OKLAHOMA, 73125, WITHIN 24 HOURS OF ITS EXECUTION, AS PROVIDED BY FAR 91.23(c)(1).

Operator:	/s/ Marc G. Naughton	User:	/s/ Neal L. Patterson

By: Name: Title:	Cerner Corporation Marc G. Naughton Chief Financial Officer	By:	Neal L. Patterson
A copy of this Agreement must be carried in the Aircraft while being operated hereunder.